Exhibit 99.1

3700 Glenwood Ave., Ste. 530 Raleigh, NC 27612

TRIANGLE CAPITAL CORPORATION REPORTS THIRD QUARTER 2011 RESULTS, INCREASES QUARTERLY DIVIDEND TO $0.47 PER SHARE, AND INCREASES ITS SENIOR CREDIT FACILITY TO $75 MILLION

RALEIGH, NC – November 2, 2011, Triangle Capital Corporation (NYSE: TCAP) (“Triangle” or the “Company”), a leading specialty finance company that provides customized financing solutions to lower middle market companies located throughout the United States, today announced its financial results for the third quarter of 2011.

Commenting on the quarter, Garland S. Tucker, III, President and CEO, stated, “It truly has been an outstanding quarter for Triangle on every front, and we are excited to be in a position to increase our quarterly dividend for the third time during the last twelve months. Our earnings for the quarter reflect the strength of our portfolio, and we are extremely pleased with our operating and financial results.”

Third Quarter 2011 Results

Total investment income during the third quarter of 2011 was $16.2 million, compared to total investment income of $9.8 million for the third quarter of 2010, representing an increase of 65.7%. The Company’s increase in investment income is primarily attributable to new portfolio investments made during 2010 and 2011 which resulted in an increase in total loan interest, fee, dividend and paid-in-kind interest income of approximately $6.4 million.

Net investment income during the third quarter of 2011 was $10.4 million, compared to net investment income of $5.6 million for the third quarter of 2010, representing an increase of 85.2%. The Company’s net investment income per share during the third quarter of 2011 was $0.52 based on a weighted average share count of 20,015,230, as compared to $0.46 during the third quarter of 2010, based on a weighted average share count of 12,258,614.

The Company’s net increase in net assets resulting from operations was $17.5 million during the third quarter of 2011, as compared to a net increase in net assets resulting from operations of $7.2 million during the third quarter of 2010. The Company’s net increase in net assets resulting from operations was $0.87 per share during the third quarter of 2011 based on a weighted average share count of 20,015,230, as compared to a net increase in net assets resulting from operations of $0.59 per share during the third quarter of 2010, based on a weighted average share count of 12,258,614.

The Company’s net asset value, or NAV, per share at September 30, 2011, was $14.59 as compared to $12.09 per share at December 31, 2010. As of September 30, 2011, the Company’s weighted average yield on its outstanding, currently yielding, debt investments was approximately 15.1%.

Liquidity and Capital Resources

At September 30, 2011, the Company had cash and cash equivalents totaling $85.4 million.

During the third quarter of 2011, the Company completed a public offering of 4.0 million shares of common stock with net proceeds of approximately $65.7 million.

As previously announced, during the second quarter of 2011, the Company closed a three-year senior secured credit facility (the “Credit Facility”) with an initial commitment of $50.0 million. On November 1, 2011, the commitment was increased to $75.0 million. The Credit Facility has an accordion feature which allows for an increase in the total loan size up to $90.0 million and also contains two one-year extension options bringing the total potential funding period to five years from closing. Borrowings under the Credit Facility will be at an interest rate of LIBOR plus 2.95%. As of September 30, 2011, the Company had no outstanding debt under the Credit Facility.

As of September 30, 2011, the Company had issued non-callable, fixed rate SBA-guaranteed debentures outstanding totaling $224.2 million.

Commenting on the Company’s liquidity position, Steven C. Lilly, Chief Financial Officer, stated, “We were very pleased with the timing of our follow on equity offering during the quarter as we again were able to closely match the proceeds from our equity offering with our investment pipeline. In addition, the expansion of our Credit Facility increases our liquidity and financial flexibility at what we believe is a very opportune time in the investing market.”

Dividend and Distribution Information

Triangle announces today that its board of directors has declared a cash dividend of $0.47 per share. This is the Company’s twentieth consecutive quarterly dividend since its initial public offering in February, 2007, and represents an 11.9% increase over the fourth quarter of 2010.

The Company’s dividend will be payable as follows:

Record Date: December 14, 2011

Payment Date: December 28, 2011

As previously announced on August 31, 2011, Triangle’s board of directors declared a cash dividend of $0.44 per share. The dividend was payable with a Record Date of September 14, 2001, and a Payment Date of September 28, 2011.

Triangle has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result,

when the Company declares a cash dividend, stockholders who have not opted out of the DRIP will have their cash dividends automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash dividends.

When the Company declares and pays dividends, it determines the allocation of the distribution between current income, accumulated income and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the dividend allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes.

Recent Portfolio Activity

During the third quarter of 2011, Triangle made four new investments totaling approximately $36.9 million, four debt investments in existing portfolio companies totaling approximately $10.9 million, and two equity investments in existing portfolio companies of approximately $0.1 million. During the third quarter of 2011, the Company received normal principal repayments and partial loan prepayments totaling approximately $0.9 million. Also during the third quarter of 2011, Triangle recognized a gain of approximately $1.0 million on the sale of one equity investment and a loss of $3.0 million on the conversion of debt to equity in one portfolio company that was on non-accrual status.

New investment transactions which occurred during the third quarter of 2011 are summarized as follows:

On July 27, 2011, Triangle made a $13.8 million subordinated debt investment in Renew Life Formulas, Inc. (“Renew”). Renew is a provider of branded nutritional supplements and wellness products.

On July 27, 2011, Triangle made a $1.9 million second lien debt investment in Aramsco Holdings, Inc. (“Aramsco”). Aramsco is a distributer of environmental safety and emergency preparedness products.

On September 7, 2011, Triangle made a $6.4 million investment in Venture Technology Groups, Inc. (“VTG”) consisting of subordinated debt and equity. VTG is a distributor of valves, actuators, regulators, and other flow control devices for use in a variety of industries.

On September 14, 2011, Triangle made a $14.8 million investment in Magpul Industries Corporation (“Magpul”) consisting of subordinated debt and equity. Magpul designs, assembles, and markets aftermarket components and accessories including trigger guards, grips, stocks and magazine enhancements for various firearms.

Investments subsequent to quarter end are summarized as follows:

On October 24, 2011, Triangle made a $9.7 million investment in Media Storm, LLC (“Media Storm”) consisting of subordinated debt and equity. Media Storm plans and executes advertising purchases on behalf of television networks, and specializes in reaching the increasingly fragmented and niche audiences targeted by original cable television programming.

Conference Call to Discuss Third Quarter 2011 Results

Triangle has scheduled a conference call to discuss third quarter results for Thursday, November 3, 2011, at 9:00 a.m. ET.

To listen to the call, please dial 877-312-5521 or 253-237-1143 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until November 7, 2011. To access the replay, please dial 855-859-2056 or 404-537-3406 and enter the passcode 15919216.

Triangle’s quarterly results conference call will also be available via a live webcast on the investor relations section of its website at http://ir.tcap.com/events.cfm. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company’s website until December 15, 2011.

About Triangle Capital Corporation

Triangle Capital Corporation (www.TCAP.com) is a specialty finance company organized to provide customized financing solutions to lower middle market companies located throughout the United States. Triangle’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions to fund growth, changes of control, or other corporate events. Triangle typically invests $5.0 million - $20.0 million per transaction in companies with annual revenues between $20.0 million and $100.0 million and EBITDA between $3.0 million and $20.0 million.

Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NYSE, federal and state laws and regulations. Triangle has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its stockholders.

Forward Looking Statements

This press release may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future and some of these uncertainties are enumerated in Triangle’s filings with the Securities and Exchange Commission. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. Copies are available on the SEC’s website at www.sec.gov and shareholders may receive a hard copy of the completed audited financial statements free of charge upon request to the Company at 3700 Glenwood Avenue, Suite 530, Raleigh, NC 27612. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Contacts

Sheri Blair Colquitt

Vice President, Investor Relations

919-719-4784

scolquitt@tcap.com

Steven C. Lilly

Chief Financial Officer

919-719-4789

slilly@tcap.com

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TRIANGLE CAPITAL CORPORATION

Consolidated Balance Sheets

	September 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Investments at fair value:
Non–Control / Non–Affiliate investments (cost of $347,512,108 and $244,197,828 at September 30, 2011 and December 31, 2010, respectively)	$355,987,618	$245,392,144
Affiliate investments (cost of $98,595,888 and $60,196,084 at September 30, 2011 and December 31, 2010, respectively)	101,105,447	55,661,878
Control investments (cost of $11,273,513 and $19,647,795 at September 30, 2011 and December 31, 2010, respectively)	7,287,251	24,936,571

Total investments at fair value	464,380,316	325,990,593
Cash and cash equivalents	85,449,077	54,820,222
Interest and fees receivable	2,328,572	867,627
Prepaid expenses and other current assets	508,278	119,151
Deferred financing fees	6,741,219	6,200,254
Property and equipment, net	49,744	47,647

Total assets	$559,457,206	$388,045,494

Liabilities
Accounts payable and accrued liabilities	$2,661,947	$2,268,898
Interest payable	814,105	2,388,505
Taxes payable	6,307	197,979
Deferred revenue	45,218	37,500
Deferred income taxes	291,760	208,587
SBA-guaranteed debentures payable	224,193,394	202,464,866

Total liabilities	228,012,731	207,566,335

Net Assets
Common stock, $0.001 par value per share (150,000,000 shares authorized, 22,714,851 and 14,928,987 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively)	22,715	14,929
Additional paid-in-capital	316,103,812	183,602,755
Investment income in excess of distributions	5,860,838	3,365,548
Accumulated realized gain (loss) on investments	2,750,063	(8,244,376)
Net unrealized appreciation of investments	6,707,047	1,740,303

Total net assets	331,444,475	180,479,159

Total liabilities and net assets	$559,457,206	$388,045,494

Net asset value per share	$14.59	$12.09

TRIANGLE CAPITAL CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended	Three Months Ended	Nine months ended	Nine months ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Investment income:
Loan interest, fee and dividend income:
Non–Control / Non–Affiliate investments	$10,715,995	$6,654,541	$30,690,335	$16,673,386
Affiliate investments	2,409,455	1,044,088	5,508,253	3,152,758
Control investments	96,535	333,993	1,243,396	1,056,463

Total loan interest, fee and dividend income	13,221,985	8,032,622	37,441,984	20,882,607

Paid–in–kind interest income:
Non–Control / Non–Affiliate investments	2,217,084	1,338,018	5,585,410	3,301,525
Affiliate investments	668,660	231,525	1,613,555	797,448
Control investments	18,592	117,419	137,393	377,276

Total paid–in–kind interest income	2,904,336	1,686,962	7,336,358	4,476,249

Interest income from cash and cash equivalent investments	94,489	67,501	281,611	207,283

Total investment income	16,220,810	9,787,085	45,059,953	25,566,139

Expenses:
Interest expense	2,698,571	1,864,442	7,229,924	5,442,426
Amortization of deferred financing fees	202,518	469,394	724,663	665,455
General and administrative expenses	2,927,465	1,840,794	8,761,462	5,493,495

Total expenses	5,828,554	4,174,630	16,716,049	11,601,376

Net investment income	10,392,256	5,612,455	28,343,904	13,964,763
Net realized gain (loss) on investments—Non Control / Non–Affiliate	1,011,649	1,210,481	1,839,248	(1,623,104)
Net realized gain (loss) on investments—Control	(2,997,979)	—	9,155,191	—
Net realized gain (loss) on investments—Affiliate	—	(19,100)	—	3,522,138
Net unrealized appreciation of investments	9,030,048	358,936	4,966,744	2,408,328

Total net gain on investments before income taxes	7,043,718	1,550,317	15,961,183	4,307,362
Income tax benefit (provision)	34,269	20,410	61,628	(72,334)

Net increase in net assets resulting from operations	$17,470,243	$7,183,182	$44,366,715	$18,199,791

Net investment income per share—basic and diluted	$0.52	$0.46	$1.53	$1.16

Net increase in net assets resulting from operations per share—basic and diluted	$0.87	$0.59	$2.40	$1.51

Dividends declared per common share	$0.44	$0.41	$1.30	$1.23

Weighted average number of shares outstanding—basic and diluted	20,015,230	12,258,614	18,489,842	12,047,852

TRIANGLE CAPITAL CORPORATION

Unaudited Consolidated Statements of Cash Flows

	Nine months ended September 30, 2011	Nine months ended September 30, 2010

Cash flows from operating activities:
Net increase in net assets resulting from operations	$44,366,715	$18,199,791
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Purchases of portfolio investments	(184,144,674)	(88,215,260)
Repayments received/sales of portfolio investments	63,434,578	53,975,274
Loan origination and other loan discounts and fees received	3,689,444	1,713,818
Net realized gain on investments	(10,994,439)	(1,899,034)
Net unrealized appreciation of investments	(5,049,919)	(2,042,248)
Deferred income taxes	83,173	(366,080)
Payment–in–kind interest accrued, net of payments received	(3,452,028)	(1,249,763)
Amortization of deferred financing fees	724,663	665,455
Accretion of loan origination and other fees	(1,029,151)	(1,065,703)
Accretion of loan discounts	(843,534)	(477,513)
Accretion of discount on SBA-guaranteed debentures payable	128,528	7,548
Depreciation expense	21,170	13,569
Stock-based compensation	1,409,654	848,623
Changes in operating assets and liabilities:
Interest and fees receivable	(1,460,945)	73,069
Prepaid expenses	(389,127)	46,781
Accounts payable and accrued liabilities	393,049	(594,384)
Interest payable	(1,574,400)	(1,809,633)
Deferred revenue	7,718	(27,500)
Taxes payable	(191,672)	(9,605)

Net cash used in operating activities	(94,871,197)	(22,212,795)

Cash flows from investing activities:
Purchases of property and equipment	(23,267)	(30,705)

Net cash used in investing activities	(23,267)	(30,705)

Cash flows from financing activities:
Borrowings under SBA-guaranteed debentures payable	31,100,000	39,403,918
Repayments of SBA-guaranteed debentures payable	(9,500,000)	(22,300,000)
Financing fees paid	(1,265,628)	(1,480,307)
Proceeds from public stock offerings, net of expenses	128,659,873	41,250,089
Common stock withheld for payroll taxes upon vesting of restricted stock	(643,308)	(234,912)
Cash dividends paid	(22,827,618)	(15,508,496)

Net cash provided by financing activities	125,523,319	41,130,292

Net increase in cash and cash equivalents	30,628,855	18,886,792
Cash and cash equivalents, beginning of period	54,820,222	55,200,421

Cash and cash equivalents, end of period	$85,449,077	$74,087,213

Supplemental disclosure of cash flow information:
Cash paid for interest	$8,675,796	$7,244,511